Exhibit (d)(20)

Schedule A

Trusts and Portfolios Covered by the Sub-Advisory Agreement, dated as of July 17, 2008, between

Fidelity Management & Research Company

and

Fidelity Management & Research (U.K.), Inc.

Name of Trust	Name of Portfolio	Type of Fund	Effective Date
Fidelity Advisor Series I	Fidelity Advisor Floating Rate High Income Fund	Fixed-Income	07/17/2008
Fidelity Advisor Series I	Fidelity Advisor High Income Fund	Fixed-Income	07/17/2008
Fidelity Advisor Series I	Fidelity Advisor High Income Advantage Fund	Fixed-Income	07/17/2008
Fidelity Advisor Series I	Fidelity Real Estate High Income Fund	Fixed-Income	07/17/2008
Fidelity Advisor Series VIII	Fidelity Advisor Emerging Markets Income Fund	Fixed-Income	07/17/2008
Fidelity Hastings Street Trust	Fidelity Series Emerging Markets Debt Fund	Fixed-Income	01/19/2011
Fidelity Securities Fund	Fidelity Series Real Estate Income Fund	Fixed-Income	01/19/2011
Fidelity Summer Street Trust	Fidelity Capital & Income Fund	Fixed-Income	07/17/2008
Fidelity Summer Street Trust	Fidelity Focused High Income Fund	Fixed-Income	07/17/2008
Fidelity Summer Street Trust	Fidelity High Income Fund	Fixed-Income	07/17/2008
Fidelity Summer Street Trust	Fidelity Global High Income Fund	Fixed-Income	03/16/2011
Fidelity Summer Street Trust	Fidelity New Markets Income Fund	Fixed-Income	07/17/2008
Fidelity Summer Street Trust	Fidelity Series Floating Rate High Income Fund	Fixed-Income	01/19/2011
Fidelity Summer Street Trust	Fidelity Series High Income Fund	Fixed-Income	01/19/2011
Variable Insurance Products Fund	Floating Rate High Income Portfolio	Fixed-Income	01/14/2014
Variable Insurance Products Fund	High Income Portfolio	Fixed-Income	07/17/2008

Agreed and Accepted

as of January 26, 2014

Fidelity Management & Research Company	Fidelity Management & Research (U.K.) Inc.

By: /s/William E. Dailey By: /s/William E. Dailey

Name: William E. Dailey Name: William E. Dailey

Title: Vice President Title: Treasurer